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                                                                    Exhibit 16.1

December 19, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K/A dated December 18, 2003 of CUNO Incorporated and are in agreement with the statements contained in paragraphs (a)(i),
(a)(ii), (a)(iii), (a)(iv) and (a)(v) therein. We have no basis to agree or disagree with the other statements of the Registrant contained therein.

                                    Very truly yours,

                                    /s/ Ernst & Young LLP

cc   Frederick C. Flynn, Jr.
     Senior Vice President - Finance and Administration
     Chief Financial Officer
     400 Research Parkway
     Meriden, Connecticut 06450

     Mr. John M. Galvin
     Chairman of the Audit Committee
     CUNO Incorporated
     400 Research Parkway
     Meriden, Connecticut 06450